AGREEMENT AND GENERAL RELEASE

Cambium Learning Group, Inc., a Delaware corporation (the “Company”), its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and David Cappellucci (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer was December 16, 2011 (the “Separation Date”). In addition, effective as of the Separation Date, Executive resigned from the Executive’s position as President of the Company and will not be eligible for any benefits or compensation after the Separation Date, other than as specifically provided in the Employment Agreement between Employer and Executive dated April 12, 2007, as amended June 20, 2009 (the “Employment Agreement”) and Executive’s rights to the benefits exempted in Section 4(i)-(v) herein. Executive further acknowledges and agrees that, after the Separation Date, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of Separation Date, Executive resigned from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer (including, without limitation, as a member of the Board of Managers of VSS-Cambium Holdings III, LLC). These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7.12 of the Employment Agreement. In addition to the consideration provided for in Section 5.1(b) of the Employment Agreement, the Executive will be permitted to exercise, for a period of one year following the Separation Date, that portion of the options to purchase 600,000 shares of Company common stock, $.001 par value per share (the “Common Stock”) granted to the Executive on December 8, 2009 (the “Options”) that is otherwise vested and exercisable as of the Separation Date in accordance with the Company’s 2009 Equity Incentive Plan and the stock option grant agreements evidencing the Options; provided that (for the avoidance of doubt) no portion of the Options that is not otherwise vested and exercisable as of the Separation Date may be exercised by the Executive at any time on or after the date hereof. It is hereby acknowledged that, as of the Separation Date, the Options were vested and exercisable (i) with respect to 75,770 shares of Common Stock at an exercise price per share of $6.50 and (ii) with respect to 227,310 shares of Common Stock at an exercise price per share of $4.50.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for the Company, or his/her designee, or mailed to Employer, 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287, Attn: General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;
•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Older Workers Benefit Protection Act of 1990;
•	The Worker Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Family and Medical Leave Act of 1993;
•	The Massachusetts Fair Employment Practices Act — M.G.L. c. 151 B;
•	The Massachusetts Equal Pay Act- M.G.L. c. 149 §105A-C;
•	The Massachusetts Age Discrimination Law — M.G.L. c. 149 §24 A et seq.;
•	The Massachusetts Payment of Wages Laws — M.G.L. c.149 §148 et seq.;
•	The Massachusetts Civil Rights Act — M.G.L. c.12, 11H & I;
•	The Massachusetts Equal Rights Act — M.G.L. c. 93 § 102;
•	The Massachusetts Privacy Statute — M.G.L. c. 214 §1B;
•	The Massachusetts Sexual Harassment Statute — M.G.L. c. 214 §1C;
•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of New York;
•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•	Any public policy, contract, tort, or common law; or
•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, this Agreement and General Release shall not be construed as a waiver or release of: (i) Employee’s rights of indemnification, directors and officers liability insurance coverage or other similar insurance coverage to which Executive was entitled immediately prior to the Separation Date with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under this Agreement and General Release or the provisions of the Employment Agreement which are intended to survive termination of employment; (iv) Employee’s rights as a stockholder or investor or (v) Employee’s rights, if any, to government-provided unemployment and workers’ compensation benefits.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Employment Agreement. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. Executive agrees to reasonably cooperate, at mutually agreed upon times and places, with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer and, for any hours spent on such services in excess of ten (10) hours in any twelve-month period, pay to the Executive a reasonable hourly rate, except that Executive shall not be entitled to such hourly rate for any time spent testifying under oath in connection with such investigation, proceeding or litigation. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.

8. Restricted Period. The Company hereby agrees to waive its right to extend the Restricted Period (as defined in the Employment Agreement) pursuant to Section 6.2 of the Employment Agreement, and instead will rely upon the 18 month term of the Restricted Period specified therein, which shall commence on the Separation Date.

9. Section 409A. Without limiting the provisions of Section 7.13 of the Employment Agreement, it is acknowledged and agreed that the amount payable to Executive pursuant to clause (iii) of Section 5.1(b) of the Employment Agreement constitutes a 409A Payment (within the meaning of Section 7.13 of the Employment Agreement) and that, by virtue of the Executive’s status as a “Specified Employee” pursuant to Section 409A, no portion of such amount shall be paid prior to the earlier of (1) six (6) months after the Separation Date, and (2) the date of the Executive’s death (the “Delayed Payment Date”) and, for the avoidance of doubt, all such delayed payments shall, instead, be paid to Executive (or his estate, as the case may be) in a lump sum on the Delayed Payment Date.

10. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Except to the extent necessary to comply with the preceding sentence, nothing herein shall operate to void or nullify any general release language contained in the Agreement and General Release.

11. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

12. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

13. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Employment Agreement made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER THAT ARE COVERED BY SECTION 4 HEREOF.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

CAMBIUM LEARNING GROUP, INC.
By:/s/ Scott J. Troeller Name: Scott J. Troeller	12/20/2011 Date

Title: Chairman of the Board

/s/ David Cappellucci David Cappellucci	12/20/2011 Date